     As filed with the Securities and Exchange Commission on June 17, 1996
                                                             Reg. No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                           ELTRON INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

          California                      41 Moreland Road               95-4302537
(State or other jurisdiction of     Simi Valley, California 93065     (I.R.S. Employer
incorporation or organization)             (805) 579-1800            Identification No.)

   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              Daniel C. Toomey, Jr.
                           Eltron International, Inc.
                                41 Moreland Road
                          Simi Valley, California 93065
                                 (805) 579-1800

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With a copy to:
                             Yvonne E. Chester, Esq.
                      Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                          Los Angeles, California 90067
                                 (310) 553-4441

          Approximate date of commencement of proposed sale to public:
  As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                    Proposed maximum        Proposed maximum      Amount of
        Title of each class of               Amount to be            offering price        aggregate offering    registration
     securities to be registered              registered              per share(1)              price(1)             fee
- -----------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value............      322,991 shares               $27.00                $8,720,757          $3,007
=============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee and based, pursuant to Rule 457(c), on the average of the high and low prices of Registrant's Common Stock as reported on the Nasdaq National Market on June 10, 1996.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                           ELTRON INTERNATIONAL, INC.

                              Cross-Reference Sheet

         Pursuant to Item 501(b) of Regulation S-K, showing the location in the Prospectus of the answers to the items in Part I of Form S-3.

               Form S-3 Item Number and Caption                                   Prospectus Caption
               --------------------------------                                   ------------------
1.   Front of the Registration Statement and Outside             Facing Page; Outside Front Cover Page
     Front Cover Page of Prospectus

2.   Inside Front and Outside Back Cover Pages of                Inside Front Cover Page and Back Cover Page
     Prospectus

3.   Summary Information, Risk Factors and Ratio of              Risk Factors
     Earnings to Fixed Charges

4.   Use of Proceeds                                             Use of Proceeds

5.   Determination of Offering Price                             Outside Front Cover Page; Price Range of
                                                                 Common Stock and Dividend Policy

6.   Dilution                                                    Not Applicable

7.   Selling Security Holders                                    Selling Securityholders

8.   Plan of Distribution                                        Outside Front Cover Page; Plan of Distribution

9.   Description of Securities to Be Registered                  Outside Front Cover Page; Description of
                                                                 Securities

10.  Interest of Named Experts and Counsel                       Not Applicable

11.  Material Changes                                            Not Applicable

12.  Incorporation of Certain Information by Reference           Incorporation of Certain Documents by Reference

13.  Disclosure of Commission Position on                        Not Applicable
     Indemnification for Securities Act Liabilities

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 17, 1996

PROSPECTUS

                           ELTRON INTERNATIONAL, INC.
                                 322,991 SHARES

         This prospectus relates to the offer by certain securityholders named herein (the "Selling Securityholders") for sale to the public from time to time of up to 322,991 shares (the "shares") of common stock, no par value (the "Common Stock"), of Eltron International, Inc. See "Selling Securityholders." Unless otherwise indicated herein, references herein to the "Company" mean Eltron International, Inc. and its subsidiaries.

         The company will not receive any proceeds from the sale of the Common Stock offered hereby. See "Use of Proceeds" and "Description of Securities."

         The Common Stock is traded on The Nasdaq National Market under the symbol "ELTN." As of June 10, 1996, the last sale price for the Common Stock as reported on The Nasdaq National Market was $27.25. See "Price Range of Common Stock and Dividend Policy."

         The Securityholders have advised the Company that they may sell, directly or through brokers, all or a portion of the Shares owned by each of them in negotiated transactions or in transactions on The Nasdaq National Market or otherwise at prices and terms prevailing at the time of sale. It is anticipated that usual and customary brokerage fees will be paid by the Selling Securityholders. In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be "underwriters" of the Shares within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

         The company has informed the Selling Securityholders that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934 (the "Exchange Act") may apply to their sales of the Shares. The Company also has advised the Selling Securityholders of the requirements for delivery of this Prospectus in connection with any sale of the Shares.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATERIAL RISKS ASSOCIATED WITH AN INVESTMENT IN THE SHARES OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================================================================
                                                                              Price to                Proceeds to Selling
                                                                               Public                 Securityholders (1)
- -------------------------------------------------------------------------------------------------------------------------------
Per Share of Common Stock...........................................          $27.25(2)                      $8,801,505
- -------------------------------------------------------------------------------------------------------------------------------
Total...............................................................                                         $8,801,505
===============================================================================================================================

(1) All proceeds from the sale of the Shares offered hereby will be received by the Selling Securityholders. The amount shown is without deduction for brokerage fees which may be paid by the Selling Securityholders and for offering expenses, estimated at $50,000, payable by the Company. See "Use of Proceeds."
(2) Based on the last reported sale price of the Common Stock on The Nasdaq National Market on June 10, 1996.

                The date of this Prospectus is        , 1996.

                              AVAILABLE INFORMATION

         Eltron International, Inc. and its subsidiaries (the "Company" or "Eltron") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy or information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities are traded on The Nasdaq National Market and the Company's reports, proxy or information statements, and other information filed with Nasdaq may be inspected at Nasdaq's offices at 1735 K Street, N.W., Washington, D.C., 20006.

         Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement on Form S-3 of which this Prospectus is a part (including all exhibits and amendments thereto, the "Registration Statement"), filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto, which may be inspected and copied at the Commission's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company (Commission File No. 0-23342) with the Commission under the Exchange Act are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995 as amended by Form 10-K-A; (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (c) the Company's Current Reports on Form 8-K filed October 18, 1995 (Date of Event:
September 29, 1995); February 6, 1996 (Date of Event: January 20, 1996); April 19, 1996 (Date of Event: April 15, 1996); March 12, 1996 (Date of Event: March 1, 1996), as amended by the Form 8-K-A filed May 14, 1996 (Date of Event: March 1, 1996); and Form 8-K filed June 17, 1996 (Date of Event: June 17, 1996).

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         On request, the Company will provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Requests for such copies should be directed to Eltron International, Inc., 41 Moreland Road, Simi Valley, California 93605, Attention: Daniel C. Toomey, Jr., telephone number (805) 579-1800.

                                       2.

                               PROSPECTUS SUMMARY

         The following information is qualified in its entirety by the more detailed information, including "Risk Factors" and the Company's Consolidated Financial Statements and Notes thereto incorporated by reference herein. Except as otherwise noted, all share and per share data in this Prospectus have been adjusted to reflect a 1.5-for-1 forward stock split of the Company's Common Stock effected in October 1993, a 1-for-.9640288 reverse stock split effected in January 1994, and a 2-for-1 forward stock split effect in May 1995. Unless otherwise indicated, the information contained in this Prospectus assumes that outstanding warrants and options outstanding under the Company's stock option plans, are not exercised.

                                   THE COMPANY

         Eltron was incorporated in California on January 9, 1991 and its principal executive offices are located at 41 Moreland Road, Simi Valley, California 93605. The Company's telephone number is (805) 579-1800. Unless the context otherwise requires, the term "Company" or "Eltron" refers to Eltron International, Inc. and its subsidiaries.

                                  THE OFFERING

Common Stock offered hereby...................................  322,991 shares
Common Stock to be outstanding after offering.................  7,217,662 shares(1)
Use of proceeds ..............................................  All of the proceeds from the sale of the Common Stock offered hereby will be received by the Selling
                                                                Securityholders.  The Company will not receive any of
                                                                the proceeds from this offering but will bear estimated
                                                                expenses of approximately $50,000.
Nasdaq National Market Symbol.................................  ELTN

- ----------------

(1)      Based upon 7,217,662 shares issued and outstanding as of June 10, 1996.


                                       3.

                                  RISK FACTORS

         In addition to the other information in this Prospectus and incorporated herein by reference, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares offered by this Prospectus. An investment in the Shares offered hereby is speculative in nature and involves a high degree of risk.

DEPENDENCE ON SIGNIFICANT CUSTOMER

         For the years ended December 31, 1993, 1994 and 1995, the Company's largest customer, United Parcel Service ("UPS"), accounted for approximately $1.2 million, $7.9 million and $20.8 million, respectively, of the Company's sales. The Company has not entered into any long-term contract for the sale of its products to UPS, and there is no obligation on the part of UPS to place any further orders with the Company. The Company's financial position, results of operations and cash flows are substantially dependent on sales to UPS, the loss or reduction of which would have a material adverse effect on the Company's results of operations and adversely affect the market price of the Company's Common Stock.

ABILITY TO SUSTAIN GROWTH RATE

         In 1995, 1994 and 1993, the Company achieved annual sales growth of 51%, 63% and 88%, respectively. In the opinion of management, these growth percentages can primarily be attributed to initial market penetration by the Company. Management believes that as the Company further penetrates its target markets and matures, it may not be able to sustain its historic growth rate. Shareholders and investors should not rely on the continuation of the Company's historic growth rate in making their investment decisions.

MANAGEMENT OF RAPIDLY CHANGING BUSINESS, ACQUISITIONS

         The Company has experienced recent rapid growth and is subject to the risks inherent in the expansion and growth of a business enterprise. This significant growth has placed and, if sustained, will continue to place, a substantial strain on the operational, administrative and financial resources of the Company and has resulted in an increase in the level of responsibility for the Company's existing and new management personnel. To manage its growth effectively, the Company will be required to continue to implement and improve its operating and financial systems and to expand, train and manage its employee base. There can be no assurance that the management skills and systems currently in place will be adequate if Eltron continues to grow.

         Recently the Company has completed a number of acquisitions and a merger. Eltron's management has only limited experience with acquisitions or mergers, which involve numerous risks, including difficulties in the assimilation of acquired operations and products, the diversion of management's attention from other business concerns and the potential loss of key employees, suppliers, and customers of the acquired companies. For a period after these acquisitions it may become more difficult for management to accurately forecast product demand, operating expenses and capital requirements until these businesses are successfully integrated into Eltron's business systems and operations. During this period, the Company's financial position, results of operations and cash flows may be adversely affected. There can be no assurance that management will be able to manage these issues successfully.

MANAGEMENT OF INVENTORY

         The Company's market requires that its products be shipped very quickly after an order is received. Since purchased component and manufacturing lead times are typically much longer than the short order fulfillment time for the Company's products, the Company is required to keep adequate inventories of both components and finished goods, and must accurately forecast demand for its many products. Inaccurate forecasts of customer demand, restricted availability of purchased components, supplier quality control problems, production equipment problems, carrier strikes or damage to products during manufacture could result in a buildup of excess components or finished goods on the one hand and an inability to deliver product on a timely basis on the other hand, either of which could have a material adverse effect on the Company's financial position, results of operations and cash flows.

                                       4.

COMPETITION

         Competition in the bar code printer market is intense and is expected by the Company to increase. The Company competes with a number of companies, many of which have greater financial, technical and marketing resources than the Company. The Company believes its ability to compete successfully depends on a number of factors both within and outside its control, including product pricing, quality and performance; success in developing new products; adequate manufacturing capacity and supply of components and materials; efficiency of manufacturing operations; effectiveness of sales and marketing resources and strategies; strategic relationships with other suppliers; timing of new product introductions by the Company and its competitors; general market and economic conditions; and government actions throughout the world. There can be no assurance that the Company will be able to compete successfully in the future.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

         The Company's sales outside of the United States totaled approximately $4.9 million, $5.9 million and $12.0 million in 1993, 1994 and 1995, respectively. The Company expects that international sales will continue to represent a significant portion of its revenues. International sales are subject to inherent risks, including fluctuations in local economies, difficulties in staffing and managing foreign operations, fluctuating exchange rates, increased difficulty of inventory management, greater difficulty in accounts receivable collection, costs and risks associated with localizing products for foreign countries, unexpected changes in regulatory requirements, tariffs and other trade barriers, and burdens of complying with a variety of foreign laws. There can be no assurance that these factors will not have a material adverse impact on the Company's ability to increase or maintain its international sales or on its financial position, results of operations and cash flows. A substantial portion of the value of the components used in the manufacture of the Company's products is represented by components purchased from entities based in Japan. The continued weakness of the U.S. dollar against the Japanese yen could result in an increase in the cost of these components.

DEVELOPMENT OF MARKETS AND ACCEPTANCE OF PRODUCTS; GROWTH OF BAR CODE MARKET

         The Company's continued growth will depend on the Company's ability to improve and market its existing products and to develop and successfully market new products. However, the Company's near-term financial results will depend in part upon increasing market acceptance of, and the Company's ability to expand the market share for, its products. There can be no assurance that any new products the Company may introduce will gain market acceptance.

         The markets for the Company's products are characterized by rapidly changing technology, frequent new product introductions and price erosion. Accordingly, the Company believes its future prospects depend on its ability not only to enhance and successfully market its existing products, but also to develop and introduce new products in a timely fashion that achieve market acceptance. There can be no assurance that the Company will be able to identify, design, develop, market or support such products successfully or that the Company will be able to respond effectively to technological changes or product announcements by competitors. Delays in new product introductions or product enhancements, or the introduction of unsuccessful products, could have a material adverse effect on the Company's financial position, results of operations and cash flows.

         The Company's current products are primarily used in the bar code market, which began in the 1960s and since then has experienced substantial growth, particularly since 1989. To the extent the bar code market does not continue to grow or experiences a significant economic downturn, the Company's ability to generate revenues could be materially adversely affected. Moreover, even if the size of the bar code market does increase, there can be no assurance that the demand for the Company's products will also increase.

                                       5.

RELIANCE ON CERTAIN SUPPLIERS

         The Company purchases numerous parts, supplies and other components from various suppliers, which the Company assembles into its products. Although there are at least two sources for many of such parts, supplies and components, the Company currently relies on a single source of supply, Mitsubishi Electronics, for the main microprocessor used to control its printers, and is heavily dependent on Rohm Co., Ltd. and Kyocera Industrial Ceramics CP, its primary supply sources for print heads, and NMB Technologies, Inc., its primary supply source for motors. Additionally, each of TEC Corporation and Tohoku Ricoh Company Ltd. is a primary source of supply for certain products manufactured by the Company's RJS, Inc. subsidiary. The Company is vulnerable to limits in supply and pricing and product changes by its suppliers. Although management believes that such changes could be accommodated by the Company, they may necessitate changes in the Company's product design or manufacturing methods, and the Company could experience temporary delays or interruptions in supply while such changes are incorporated. Further, because the order time for microprocessors, print heads and motors averages four months, the Company could also experience delays or interruptions in supply in the event the Company is required to find a new supplier for any of these components. Any future disruptions in supply of suitable parts and components from the Company's principal suppliers could have a material adverse effect on the Company's results of operations.

         No back-up tooling exists for many of the Company's molded plastic components. Should a mold break or become unusable, repair or replacement could take several months. The Company does not always maintain sufficient inventory to allow it to fill customer orders without interruption during the time that would be required to obtain an adequate supply of molded plastic products. Accordingly, an extended interruption in the supply of any such components could adversely affect the Company's financial position, results of operations and cash flows.

FLUCTUATIONS IN QUARTERLY RESULTS; POSSIBLE VOLATILITY OF STOCK PRICE

         Factors such as announcements by the Company of quarterly variations in its financial results could cause the market price of the Common Stock of the Company to fluctuate significantly. The Company's quarterly operating results may fluctuate significantly in the future due to a number of factors, including timing of new product introductions by the Company and its competitors, changes in the mix of products sold; availability and pricing of components from third parties; timing of orders; level and pricing of international sales; foreign currency exchange rates; difficulty in maintaining margins; changes in pricing policies by the Company, its competitors or suppliers, technological change; and economic conditions generally. Accordingly, the Company could experience an inability to ship products as rapidly following receipt of an order as it has been able to do in the past, which could have a material adverse effect on the Company's operating results for a particular quarter.

         The results of operations in previous quarters have been partially dependent on large orders, which may not recur in the future. Should the Company fail to obtain new significant orders, this would have a material adverse effect on the Company's results of operations and stock price.

         In recent years, the stock markets in general, and the share prices of technology companies in particular, have experienced extreme fluctuations. These broad market and industry fluctuations may adversely affect the market price of the Common Stock. There can be no assurance that the market price of the Common Stock will be higher than the price paid by purchasers in this offering. In addition, failure to meet or exceed analysts' reports may result in significant price and volume fluctuations in the Common Stock.

DEPENDENCE ON KEY PERSONNEL

         The Company is dependent upon its executive officers and certain key employees, the loss of any one of whom could have a material adverse effect on the Company. The Company maintains key-man life insurance in the amount of $1,000,000 on the life of Donald K. Skinner, the Company's Chief Executive Officer and Chairman. There can be no assurance that the proceeds from this policy will be sufficient to compensate the Company in the event of Mr. Skinner's death, and this policy does not cover the Company in the event that Mr. Skinner becomes disabled or is otherwise unable to render services to the Company. The continued success of the Company is also dependent upon

                                       6.

its ability to attract and retain highly qualified personnel. There can be no assurance that the Company will be able to recruit and retain such personnel.

PATENTS, INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

         The Company regards portions of the hardware designs and operating software incorporated into its products as proprietary and attempts to protect them with a combination of patents, copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and similar means. The Company has no patents pertaining to certain of its current products, and it may be possible for unauthorized third parties to copy certain portions of such products or to reverse engineer or otherwise obtain and use, to the Company's detriment, information that the Company regards as proprietary. While the Company does own certain patents relating to products manufactured by its RJS, Inc. subsidiary, there can be no assurance that such patents are broad enough to protect against the use of similar technologies by the Company's competitors. There can be no assurance, therefore, that any of the Company's competitors, some of whom have greater resources than the Company, will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Moreover, the laws of some foreign countries do not afford the same protection to the Company's proprietary rights as do United States laws. There can be no assurance that legal protections relied upon by the Company to protect its proprietary position will be adequate.

ANTI-TAKEOVER EFFECTS OF UNISSUED PREFERRED STOCK

         The Company's Board of Directors has the authority to issue up to 10,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. The Company will pay the costs of this offering, which are estimated to be $50,000.

                                       7.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         The Common Stock began trading on The Nasdaq National Market on February 9, 1994 under the symbol "ELTN." The following table sets forth for the periods indicated the high and low last sale prices of the Common Stock on The Nasdaq National Market.

              1994                                                  HIGH              LOW
              ----                                                  ----              ---
              First Quarter (since February 9, 1994)..........    $ 4 5/16          $ 3 1/2
              Second Quarter..................................      4 3/8             3 9/16
              Third Quarter...................................      8 1/4             4 1/8
              Fourth Quarter..................................     11 3/8             7 3/16

              1995

              First Quarter ..................................     14 1/4             9 3/8
              Second Quarter..................................     24 1/4            13 3/8
              Third Quarter...................................     29 1/2            19 1/4
              Fourth Quarter..................................     38 3/4            25

              1996

              First Quarter...................................     36 7/8             30
              Second Quarter (through June 10, 1996)..........     33 1/4             24 3/4

         For a recent closing price for the Common Stock as reported on The Nasdaq National Market see the cover page of this Prospectus. As of June 10, 1996, there were 65 record owners of the Common Stock according to information available from the Company's transfer agent.

         To date, the Company has not declared or paid any cash dividends with respect to its Common Stock, and the current policy of the Board of Directors is to retain earnings, if any. Consequently, no cash dividends are expected to be paid on the Company's Common Stock in the foreseeable future.

                                       8.

                      SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth certain selected consolidated financial information, which should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes thereto incorporated by reference in this Prospectus. The selected consolidated financial data for each of the five years in the period ended December 31, 1995 have been derived from the audited consolidated financial statements of the Company. The consolidated statements of operations data for the three months ended March 31, 1995 and 1996 and the consolidated balance sheet data at March 31, 1996 are unaudited but have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The consolidated results of operations for the three months ended March 31, 1996 are not necessarily indicative of results to be expected for any future quarter or the year ending December 31, 1996.

        The acquisition of RJS, Inc. in a merger transaction on March 1, 1996 has been accounted for as a pooling of interests for financial reporting purposes. The financial information below is based on the assumption that the two companies were combined at the beginning of the year, and all financial statements for prior periods presented have been restated to give effect to the combination. In connection with the acquisition, RJS changed its fiscal year end from September 30 to December 31, which conforms to Eltron's year end.


                                                                         YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------------------------------------
                                                1991            1992             1993            1994           1995
                                             -----------     -----------     -----------     -----------    ------------

CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Sales....................................     $8,794,834     $11,906,824     $17,989,005     $29,276,490     $54,971,064
Cost of sales............................      5,896,036       7,531,211      10,961,012      16,253,100      30,123,477
                                              ----------     -----------     -----------     -----------     -----------
Gross profit.............................      2,898,798       4,375,613       7,027,993      13,023,390      24,847,587
Selling, general and administrative
  expense ...............................      2,752,485       3,473,355       3,983,624       5,803,352      11,270,292
Research and product development
  expense................................        464,687         765,173       1,592,022       1,885,320       2,932,003

Writeoff of acquired in process
  technology and other costs associated
  with acquisition.......................              -               -               -               -               -
                                              ----------     -----------     -----------     -----------     -----------
Income (loss) from operations............       (318,374)        137,085       1,452,347       5,334,718      10,645,292
Other (income) expense, net..............        (54,674)        101,796         379,490         115,800        (115,171)
                                              ----------     -----------     -----------     -----------     -----------
Income (loss) before provision for
  income taxes..........................        (263,700)         35,289       1,072,857       5,218,918      10,760,463
Provision for income taxes..............          26,800         142,800          72,473       1,595,714       3,640,762
                                              ----------     -----------     -----------     -----------     -----------
Income (loss) before cumulative
  effect of accounting change...........        (290,500)       (107,511)      1,000,384       3,623,204       7,119,701
Cumulative effect of accounting
  change................................               -       1,151,000               -               -               -
                                              ----------     -----------     -----------     -----------     -----------
Net income (loss).......................      $ (290,500)    $ 1,043,489     $ 1,000,384     $ 3,623,204     $ 7,119,701
                                              ==========     ===========     ===========     ===========     ===========
Net income (loss) per common share......      $    (0.09)    $      0.06     $      0.28     $      0.58     $      0.97
                                              ==========     ===========     ===========     ===========     ===========
Weighted average number of shares
  outstanding...........................       3,333,690       3,441,604       3,542,344       6,211,796       7,348,966
                                              ==========     ===========     ===========     ===========     ===========


                                                        Three Months
                                                       Ended March 31,
                                             -----------------------------------
                                                  1995                 1996
                                             ---------------     ---------------
                                               (Unaudited)         (Unaudited)

CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Sales...................................      $11,774,466          $19,019,185
Cost of sales...........................        6,329,907           10,251,541
                                              -----------          -----------
Gross profit............................        5,444,559            8,767,644
Selling, general and administrative
  expense...............................        2,441,760            3,735,668
Research and product development
  expense...............................          531,958            1,237,471

Writeoff of acquired in process
  technology and other costs associated
  with acquisition......................                -            3,198,555
                                              -----------          -----------

Income (loss) from operations...........        2,470,841              595,950
Other (income) expense, net.............          (38,929)             (42,631)
                                              -----------          -----------
Income (loss) before provision for
  income taxes..........................        2,509,770              638,581
Provision for income taxes..............          879,068            1,381,369
                                              -----------          -----------
Income (loss) before cumulative
  effect of accounting change...........                -                    -
Cumulative effect of accounting
  change................................                -                    -

Net income (loss).......................      $ 1,630,702           $ (742,788)
                                              ===========           ==========
Net income (loss) per common share......      $      0.24           $     0.10
                                              ===========           ==========
Weighted average number of shares
  outstanding...........................        6,738,009            7,768,349
                                              ===========           ==========




                                                                                                         March 31,
                                                         December 31,                                      1996
                                     ----------------------------------------------------------     ------------------
                                         1992             1993           1994          1995            (Unaudited)
                                     ------------     -----------    ----------    ------------

CONSOLIDATED BALANCE SHEET DATA:
Working capital..................      $2,275,284      $2,553,277    $10,462,799     $31,535,828        $28,937,661
Total assets.....................       6,260,677       7,655,197     19,494,002      45,624,225         44,110,252
Shareholders' equity ............         968,885       1,969,269     11,779,835      36,185,179         35,013,599




                             SELLING SECURITYHOLDERS

         As part of the acquisition of RJS, Inc. ("RJS") by Eltron in a merger transaction, the shareholders of RJS received an aggregate of 322,991 shares of Common Stock of Eltron. The Shares are being registered hereunder pursuant to certain registration rights granted to the Selling Securityholders.

         The following table sets forth as of June 10, 1996 the number and percent of shares of Common Stock owned by each of the Selling Securityholders, the number of shares of Common Stock offered by each of them hereby, and the number and percent of shares of Common Stock to be held by each of them after the conclusion of this offering. No Selling Securityholder or its or his affiliates has any office or other material relationship with the Company, except that each of the individual Selling Securityholders and A. Tee Migliori, a trustee of the Migliori Family Trust, have been employees of the Company since March 1, 1996. Prior to that time, such persons were executive officers of RJS.

                                 Before Offering                                             After Offering
                            -------------------------                               ------------------------------
                              Number of                                               Number of
                               Shares                           Number of              Shares
          Selling           Beneficially                          Shares            Beneficially
      Securityholder            Owned      Percent(1)         Being Offered             Owned           Percent(1)
      --------------            -----      ----------         -------------             -----           ----------
The Migliori Family Trust      135,951        1.9%                135,951                  0               0%
James R. Morgan                 68,120         .9%                 68,120                  0               0%
Richard E. Mahmarian            84,860        1.2%                 84,860                  0               0%
William C. McCubbins            34,060         .5%                 34,060                  0               0%

- -----------------

(1)      Based on 7,217,662 shares of Common Stock outstanding as of June 10,
         1996.

                              PLAN OF DISTRIBUTION

         Each of the Selling Securityholders has advised the Company that he or it may sell, directly or through brokers, his or its Shares offered hereby in negotiated transactions or in one or more transactions on The Nasdaq National Market, or otherwise, at the prices prevailing at the time of sale. In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the Shares so sold within the meaning of the Securities Act, although the offering of the Shares will not be underwritten by any broker-dealer firm.

         The Company will bear all costs and expenses of the registration of the Shares under the Securities Act and certain state securities laws, other than fees of counsel for the Selling Securityholders and any discounts or commissions payable with respect to sales of such Shares.

         The Company has informed the Selling Securityholders that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Exchange Act may apply to their sales of the Shares and has furnished each of the Selling Securityholders with a copy of these rules. The Company also has advised the Selling Securityholders of the requirement for delivery of this Prospectus in connection with any sale of the Shares.

                                       10.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, no par value, of which 7,217,662 were issued and outstanding as of June 10, 1996 and 10,000,000 shares of Preferred Stock, no par value, none of which are issued and outstanding.

COMMON STOCK

         The holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of any funds lawfully available therefor. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and the holders of Common Stock may cumulate their votes in the election of directors upon giving notice as required by law. Cumulative voting means that in any election of directors, each shareholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or such shareholder may distribute such number of votes among as many candidates as the shareholder sees fit. There are no preemptive rights associated with any of the shares of Common Stock. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debt and liabilities of the Company and the liquidation preference of any outstanding class or series of Preferred Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock that the Company may issue in the future.

PREFERRED STOCK

         The Company is authorized to issue Preferred Stock in series to be designated by the Board of Directors. Material provisions describing the terms of any series of Preferred Stock that may be issued in the future, such as dividend rate, conversion features, voting rights, redemption rights and liquidation preferences, are determined by the Board of Directors of the Company at the time of issuance. The right of the Board of Directors to issue "blank series" Preferred Stock may adversely affect the rights of holders of shares of Common Stock and also could be used by the Company as a means of resisting a change of control of the Company. However, the Company does not presently anticipate that it will issue any Preferred Stock.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Stock of the Company is U.S. Stock Transfer Corporation, Glendale, California.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         The Company's Amended and Restated Articles of Incorporation limit the liability of its directors. As permitted by amendments to the California Corporations Code enacted in 1987, directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability for any breach of a director's duty to the Company or its shareholders (i) with respect to approval by the director of any transaction from which he derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith that he believes to be contrary to the best interests of the Company or its shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern of inattention that amounts to an abdication of his duty to the Company or its shareholders, or that show a reckless disregard for his duty to the Company or its shareholders in circumstances in which he was or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to the Company or its shareholders, (iii) based on transactions between the Company and its directors or another corporation with interrelated directors or on improper distributions, loans or guarantees under applicable sections of the California Corporations Code. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company has been informed that, in the opinion of the Securities Exchange

                                       11.

Commission (the "Commission"), indemnification provisions such as those contained in the Company's Amended and Restated Articles of Incorporation are unenforceable with respect to claims arising under Federal securities laws.

         The Company's Bylaws provide that the Company shall indemnify its directors and officers to the full extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law, and the Company has entered into indemnity agreements with its directors and officers providing such indemnity.

                                  LEGAL MATTERS

         Troy & Gould Professional Corporation, Los Angeles, California, has rendered an opinion to the effect that the securities offered hereby by the Selling Securityholders, when sold and paid for, will be duly and validly issued, fully paid and nonassessable.

                                     EXPERTS

         The consolidated balance sheets of the Company as of December 31, 1994 and 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995, restated to reflect the combination of the pooling of interest with RJS, Inc. and Subsidiary, have been incorporated by reference in this Prospectus on Form 8-K filed on June 17, 1996 in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The financial statements of RJS, Incorporated and subsidiary as of September 30, 1995 and 1994 and for the years then ended incorporated in this Prospectus by reference from the Company's Form 8-K-A filed on May 14, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is also incorporated herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                       12.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
   RJS, Incorporated:

We have audited the consolidated balance sheets of RJS, Incorporated and subsidiary (the "Company") as of September 30, 1995 and 1994, and the related consolidated statements of income and retained earnings and of cash flows for each of the three years in the period ended September 30, 1995 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Los Angeles, California
November 22, 1995

(1927)


                                      3(a)

================================================================================

         No dealer, salesman or other person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering hereby, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any State or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.

                                 ---------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information .....................................................   2
Incorporation of Certain Documents by Reference ...........................   2
Risk Factors ..............................................................   4
Use of Proceeds ...........................................................   7
Price Range of Common Stock and Dividend Policy ...........................   8
Selected Consolidated Financial Data ......................................   9
Selling Securityholders ...................................................  10
Plan of Distribution ......................................................  10
Description of Securities .................................................  11
Legal Matters .............................................................  12
Experts ...................................................................  12

================================================================================


================================================================================

                         322,991 Shares of Common Stock


                           ELTRON INTERNATIONAL, INC.


                                  ------------

                                   PROSPECTUS

                                  ------------



                                 June   , 1996

===============================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as follows. All expenses incurred with respect to the distribution will be paid by the Company.

SEC registration fee ..........................................          $ 3,007
Nasdaq National Market fee ....................................            5,000
Printing expenses .............................................            1,000
Accounting fees and expenses ..................................           23,000
Legal fees and expenses .......................................            8,000
Fees and expenses for qualification under
   state securities laws ......................................            2,000
Miscellaneous .................................................            7,993
                                                                         -------

   Total ......................................................           50,000
                                                                         =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Amended and Restated Articles of Incorporation, as amended, and Bylaws of the Company require the Company to indemnify its officers and directors to the fullest extent permitted by Section 317 of the California General Corporation Law and applicable law. Section 317 of the California General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such person, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 16. EXHIBITS

         The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

          4.1 Specimen Common Stock certificate (filed with the Commission on February 8, 1994 as Exhibit 4.1 to Amendment No. 2 to the Company's Registration Statement on Form SB-2 (Reg. No. 33-72200-LA) and incorporated herein by reference).

          5.1 Opinion of Troy & Gould Professional Corporation regarding the legality of the securities registered hereunder.

         23.1     Consent of Coopers & Lybrand L.L.P.

         23.2     Consent of Troy & Gould Professional Corporation (contained in
                  Exhibit 5.1).

         23.3     Consent of Deloitte & Touche LLP

         24       Power of Attorney (contained in Part II).

ITEM 17. UNDERTAKINGS

         (a)      The undersigned Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                           section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)      The undersigned Company hereby undertakes:

                  That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Simi Valley, California, on June 17, 1996.



                                             ELTRON INTERNATIONAL, INC.


                                             By: /s/ Donald K. Skinner
                                                 ------------------------------
                                                     Donald K. Skinner,
                                                     Chief Executive Officer and
                                                     Chairman of the Board

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald K. Skinner, Daniel C. Toomey, Jr. and Hugh Gagnier, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

        Signature                          Title                        Date
        ---------                          -----                        ----
/s/ Donald K. Skinner         Chairman of the Board and Chief       June 17, 1996
- --------------------------    Executive Officer (Principal
Donald K. Skinner             Executive Officer)

/s/ Hugh Gagnier              President, Chief Operating Officer    June 17, 1996
- --------------------------    and Director
Hugh Gagnier

/s/ Daniel C. Toomey, Jr.     Vice President Finance and Chief      June 17, 1996
- --------------------------    Financial Officer (Principal
Daniel C. Toomey, Jr.         Financial and Accounting Officer)

                              Director                              _______, 1996
- --------------------------
Arthur Wang

/s/ Robert G. Bartizal        Director                              June 17, 1996
- --------------------------
Robert G. Bartizal

/s/ George L. Bragg           Director                              June 17, 1996
- --------------------------
George L. Bragg